Exhibit 99.1

Contacts:
For Stratagene Corp.:	For Third Wave Technologies Inc.:
Steve Martin	Rod Hise
Chief Financial Officer	(608) 663-4010
(858) 373-6303

Investors:
EVC Group, Inc.
Douglas Sherk,
Jennifer Beugelmans
(415) 896-6820
For Immediate Release
Third Wave and Stratagene Resolve Patent Litigation;
Companies Agree to Process to Resolve Future Disputes
MADISON, Wisconsin and LA JOLLA, California, Jan. 30, 2007—Third Wave Technologies Inc. (NASDAQ: TWTI) and Stratagene Corporation (NASDAQ: STGN) today announced that they have reached an out-of-court settlement regarding the matter litigated in U.S. District Court in Wisconsin in September 2005 and appealed to the Federal Circuit in Washington D.C.
Stratagene has agreed to pay Third Wave $10.75 million in cash as full satisfaction for the judgment. The companies also have agreed to stay any further litigation for nine months. The companies will either seek dismissal without prejudice or an extension of the trial date for Stratagene’s lawsuit against Third Wave in U.S. District Court in Delaware. Stratagene and Third Wave have also agreed to a process to resolve that case or any other disputes through an agreement that enables either company to elect to arbitrate a patent dispute or to resolve it through a royalty-bearing license.
“We’re pleased to resolve this outstanding legal matter in a manner benefiting both companies,” said Dr. Joseph A. Sorge, Chairman and CEO of Stratagene. “With this settlement, we will be able to redeem our $21 million appeal bond and strengthen our balance sheet by $10.25 million. In addition, the resolution of this issue will also enable our management team to focus more resources on executing our long-term growth strategy in molecular diagnostics, including the pursuit of additional partnerships and product development opportunities.”
“This settlement is a positive outcome for both Third Wave and Stratagene,” said Kevin T. Conroy, president and chief executive of Third Wave. “The settlement has the dual benefit of increasing Third Wave’s cash balance to more than $50 million and allowing us to avoid the multi-million- dollar expense of ongoing litigation. The settlement also gives Third Wave the freedom to expand our molecular diagnostic product menu and enables

Exhibit 99.1
us to focus on what we do best: bringing to market innovative, high-value molecular diagnostics like FDA-approved HPV products.”
About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis as well as high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life science research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain debt or equity financing for unexpected litigation outcomes and for operating needs, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see Item “1A. Risk Factors” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.
About Third Wave Technologies
Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at http://www.twt.com.
All statements in this news release that are not historical are forward- looking statements within the meaning of the Securities Ex change Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave

Exhibit 99.1
has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.